UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2019

ASSEMBLY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11711 N. Meridian St., Suite 310 Carmel, Indiana 46032
(Address of principal executive offices, including zip code)

(833) 509-4583

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASMB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

On August 6, 2019, the Board of Directors (the “Board”) of Assembly Biosciences, Inc. (the “Company”) appointed John G. McHutchison, A.O., M.D. as the Company’s Chief Executive Officer and President, effective as of August 6, 2019 (the “Start Date”). In this role, Dr. McHutchison will be the Company’s “principal executive officer” as such term is used for purposes of the rules and regulations of the Securities and Exchange Commission. In connection with his appointment as Chief Executive Officer and President, Dr. McHutchison was also appointed a director of the Company to fill the newly created vacancy resulting from an increase in the number of authorized members of the Board, as described below under Item 5.03, until the Company’s 2020 annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until his earlier death, resignation or removal.

In connection with Dr. McHutchison’s appointments, the Company also entered into an employment agreement with him, effective as of the Start Date. Dr. McHutchison’s employment is at-will. The employment agreement provides for an initial annual base salary of $800,000 and an annual performance-based incentive cash bonus in an amount initially targeted to 75% of Dr. McHutchison’s then-current annualized base salary. The Company will also pay Dr. McHutchison a sign-on bonus of $300,000 (the “Sign-on Bonus”), payable in a lump sum within 30 days of the Start Date. The Sign-on Bonus is subject to a declining repayment schedule if Dr. McHutchison’s employment is terminated under certain circumstances within 18 months of the Start Date.

If Dr. McHutchison’s employment is terminated as a result of his death, then the Company will pay to his estate his then-current base salary for a period of 12 months following such termination, reduced to the extent of any life insurance benefit provided by the Company.

If Dr. McHutchison’s employment is terminated by the Company for disability or without cause or by Dr. McHutchison for good reason or as a result of his death within one month prior to or within 12 months following, a change of control (as defined in his employment agreement), and subject to Dr. McHutchison’s execution and non-revocation of a general release of claims, the Company will provide Dr. McHutchison the following benefits: (i) a lump sum payment equal to 18 months of his then-current base salary; (ii) an amount equal to 1.5 times his full target annual bonus for the year in which the termination occurred; (iii) immediate vesting in full of all equity awards (including equity awards that vest based on performance but only to the extent accelerated vesting is provided in agreements governing such equity awards); provided, however that (a) in the event that such termination occurs during the one month prior to a change of control, any equity-based compensation outstanding as of the termination will not accelerate but will remain outstanding and eligible to vest immediately prior to the consummation of the change of control and (b) in the event that such termination occurs prior to a change of control and such change of control is not consummated on or prior to the date one month after such termination, no vesting will occur and any equity awards outstanding as of the termination will vest, if at all, and terminate in accordance with, and to the extent provided in the non-change of control separation provisions and the equity award agreements; (iv) extension of the exercise period for all vested stock options held by Dr. McHutchison to the end of their term; and (v) up to 18 months of COBRA following termination.

If Dr. McHutchison’s employment is terminated by the Company as a result of his disability, by the Company without cause or by Dr. McHutchison for good reason, and such termination does not occur during the one month prior to or within 12 months following, a change of control, and subject to Dr. McHutchison’s execution and non-revocation of a general release of claims, the Company will provide him the following benefits: (i) continued payment of his then-current base salary for 12 months following date of termination of employment; (ii) his annual performance bonus, if any, for the year in which termination occurs in an amount equal to the amount Dr. McHutchison would have earned based on Company’s performance if he was employed for the full year, pro-rated based on the number of days employed for the year of termination; (iii) all equity awards that would have time vested during the 12 months following the termination date shall accelerate and vest; (iv) extension of the exercise period for all vested stock options held by the Dr. McHutchison as of the termination date until the earlier of the first anniversary of the employment termination date and the termination date of the vested stock options; and (v) up to 12 months of COBRA following termination. The benefits described in this paragraph are in lieu of, and not in addition to, the benefits described in the prior preceding paragraph.

Dr. McHutchison also was granted a non-qualified stock option to purchase 500,000 shares of the Company’s common stock (the “New Hire Stock Option”). The New Hire Stock Option vests over three years as follows: one-third will vest on the first anniversary of the date of grant, August 6, 2020; and the remaining two-thirds will vest in 24 equal monthly installments, with the option becoming fully vested on August 6, 2022. Dr. McHutchison also was granted 100,000 restricted stock units, which vest over three years in approximately three equal installments on the first three anniversaries of the date of grant and, within 45 days of the Start Date, he will be granted 100,000 performance-based restricted stock units, which will vest upon the achievement of performance metrics to be determined by the Board in consultation with Dr. McHutchison (collectively, the restricted stock units and the New Hire Stock Options, the “New Hire Equity Awards”). The New Hire Equity Awards are subject to Dr. McHutchison’s continued service with the Company through the applicable vesting dates and to acceleration upon the occurrence of certain events as set forth in the equity award agreements and his employment agreement.

The foregoing description of the terms of Dr. McHutchison’s employment agreement does not purport to be complete and is qualified in their entirety by reference to the complete text of the employment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019.

Prior to joining the Company, Dr. McHutchison, age 61, was the Chief Scientific Officer and Head of Research and Development of Gilead Sciences, Inc. (“Gilead”). Prior to joining Gilead in 2010, Dr. McHutchison worked at Duke University Medical Center, where he served as Associate Director of the Duke Clinical Research Institute. He also held the positions of Professor of Medicine in the Division of Gastroenterology at Duke University Medical Center, Associate Director at Duke Clinical Research Institute and Co-Director of the Duke Clinical and Translational Science Award. Prior to his positions at Duke University, Dr. McHutchison spent nearly 10 years at Scripps Clinic, most recently as Medical Director, Liver Transplantation. He also previously held an Assistant Professorship in Medicine at the University of Southern California. In June 2018, Dr. McHutchison was appointed an Officer of the Order of Australia in recognition of his distinguished service to medical research in gastroenterology and hepatology. Dr. McHutchison has undergraduate degrees in medicine and surgery from the University of Melbourne in Australia and completed his residency in internal medicine and fellowship in gastroenterology at the Royal Melbourne Hospital. He is a member of the Royal Australasian College of Physicians.

There are no arrangements or understandings between Dr. McHutchison and any other persons pursuant to which Dr. McHutchison was appointed as President and Chief Executive Officer of the Company or as a director. There are also no family relationships between Dr. McHutchison and any director or executive officer of the Company and he has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Transition of Derek A. Small, as Chief Executive Officer and President

On August 7, 2019, the Company announced that Derek A. Small has stepped down as the Company’s Chief Executive Officer and President effective as of August 6, 2019. Mr. Small also resigned from the positions of principal executive officer and principal financial officer. Mr. Small will continue as an employee in the role of Senior Advisor to the Chief Executive Officer through December 31, 2019 (the “Separation Date”) and then following the Separation Date, Mr. Small will transition to a consultant. Mr. Small will remain on the Board until the Company’s 2020 annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until his earlier death, resignation or removal.

On August 6, 2019, the Board, acting on the recommendation of the Board’s Compensation Committee, approved (1) the terms and conditions of a Separation Agreement and General Release of Claims with Mr. Small, which was executed on August 6, 2019 (the “Separation Agreement”); (2) the terms and conditions of a Consulting Agreement with Mr. Small, which was executed on August 6, 2019 to be effective January 1, 2020 (the “Consulting Agreement”); and (3) an award of 125,000 restricted stock units (“RSUs” and together with the Separation Agreement and Consulting Agreement, the “Small Separation Documents”) to be granted to Mr. Small effective as of the first day following the effective date of his Consulting Agreement, which is anticipated to be January 2, 2020.

Pursuant to the Separation Agreement, subject to Mr. Small agreeing to a release of claims in favor of the Company and complying with certain other continuing obligations contained therein, the Company will pay Mr. Small the amounts owed to Mr. Small pursuant to Section 10(c) of that certain executive employment agreement, dated July 11, 2014, as amended, by and between the Company and Mr. Small (the “Small Employment Agreement”), as modified by the Separation Agreement and the terms of stock option agreements governing stock options granted in 2018 and 2019. Additionally, Mr. Small will remain eligible to earn his annual performance-based cash incentive bonus based on Company’s performance. Mr. Small and the Company executed the Consulting Agreement to be effective immediately following the Small Separation Date. Under the Consulting Agreement, Mr. Small will serve as a senior advisor to the Chief Executive Officer for up to 10 hours per week until December 31, 2020, unless earlier terminated by either party in accordance with the terms of the Consulting Agreement. In exchange for his services, the Company will grant Mr. Small the RSUs on the first day following the effective date of the Consulting Agreement. Assuming continuous service to the Company under the Consulting Agreement, the RSUs granted to Mr. Small will vest in monthly installments on the last day of each month following the effective date of the Consulting Agreement, with the RSUs becoming fully vested on last day of the consulting term. The vesting of the RSUs will accelerate upon the occurrence of certain events specified in the agreement governing the RSUs.

The foregoing descriptions of the terms of the Small Separation Documents do not purport to be complete and are qualified in their entirety by reference to the complete text of the Small Separation Documents, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 6, 2019, the Board amended the Company’s amended and restated bylaws (the “Bylaws”). The amendment took effect immediately upon approval by the Board. The amendment increased the maximum number of individuals that may serve on the Board to ten (10).

Number of Directors (Article III, Section 3.2)

The amendment changes the range in which the number of directors on the Board may be set to not more than ten (10) but not less than three (3).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
3.1	Amendment No. 1 to Amended and Restated Bylaws of Assembly Biosciences, Inc., effective August 6, 2019.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendment No. 1 to Amended and Restated Bylaws of Assembly Biosciences, Inc., effective August 6, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2019	Assembly Biosciences, Inc.

	By:	/s/ Elizabeth H. Lacy
Elizabeth H. Lacy
General Counsel, Senior Vice President of Legal Operations and Corporate Secretary